Exhibit 99.1

Blue Owl Capital Completes Acquisition of Kuvare Asset Management

NEW YORK, July 2nd, 2024 — Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL), a leading alternative asset manager, announced today the completion of its acquisition of Kuvare Insurance Services LP (dba Kuvare Asset Management) (“KAM”). The transaction was previously announced in April 2024.

KAM is a boutique investment management firm with approximately $20 billion of assets under management as of May 31, 2024. KAM is focused on providing asset management services to the insurance industry, including Kuvare UK Holdings.

Blue Owl’s acquisition of KAM enhances its ability to serve the insurance market at scale and marks the official launch of Blue Owl Insurance Solutions. Working seamlessly across the firm’s investment platforms, Insurance Solutions combines the focused alternatives approach with expanded industry capabilities to now serve insurance clients across a broader range of their needs.

The establishment of Insurance Solutions supports Blue Owl’s next stage of growth by expanding relationships with insurance companies and providing the firm with a large and diversified source of capital.

About Blue Owl

Blue Owl (NYSE: OWL) is a leading asset manager that is redefining alternatives.

With over $174 billion in assets under management as of March 31, 2024, we invest across three multi-strategy platforms: Credit, GP Strategic Capital, and Real Estate. Anchored by a strong permanent capital base, we provide businesses with private capital solutions to drive long-term growth and offer institutional investors, individual investors, and insurance companies differentiated alternative investment opportunities that aim to deliver strong performance, risk-adjusted returns, and capital preservation.

Together with over 725 experienced professionals globally, Blue Owl brings the vision and discipline to create the exceptional. To learn more, visit www.blueowl.com.

Forward Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions available under applicable securities laws and speak only as of the date made. Blue Owl assumes no obligation to update or revise any such forward-looking statements except as required by law.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Blue Owl’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include; the inability to recognize the anticipated benefits of strategic acquisitions; costs related to acquisitions; the inability to maintain the listing of Blue Owl’s shares on the New York Stock Exchange; Blue Owl’s ability to manage growth; Blue Owl’s ability to execute its business plan and meet its projections; potential litigation involving Blue Owl; changes in applicable laws or regulations; and the possibility that Blue Owl may be adversely affected by other economic, business, geo-political and competitive factors.

Blue Owl Investor Contact

Ann Dai

Head of Investor Relations

blueowlir@blueowl.com

Blue Owl Media Contact

Nick Theccanat

Principal, Corporate Communications & Government Affairs

Nick.Theccanat@blueowl.com

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